Exhibit 99.1

FOR IMMEDIATE RELEASE

Mohegan Gaming & Entertainment Announces Chief Operating Officer

Jody Madigan to oversee business strategy across all properties

Uncasville, CT, September 2, 2021 – Mohegan Gaming & Entertainment (MGE), world renowned entertainment and gaming brand today announced the appointment of Jody Madigan as Chief Operating Officer to oversee the development and execution of short and long-term strategic business plans across all MGE properties.

“We are pleased to welcome Jody Madigan to our executive leadership team to ensure business strategy alignment and continuity across all of our properties,” said Ray Pineault, President and Chief Executive Officer of Mohegan Gaming & Entertainment. “With more than 20 years of experience in the hospitality and casino gaming industry, Jody’s leadership and expertise will contribute to MGE’s continued growth and success.”

In his new role, Madigan will report directly to Pineault and will be responsible for the development and implementation of strategic competitive positioning plans, ensure marketing and operational plans drive profitability, and evaluate success in meeting organizational strategies and financial performance targets. He will also lead the general managers of MGE’s properties and ensure that all strategic planning is in alignment with the executive leadership group and the Mohegan Tribe.

Prior to becoming Chief Operating Officer, Madigan served as the General Manager of the Paragon Casino and Resort. In that role, he led a very successful turnaround of the business, including tripling EBITDA, increasing team member satisfaction scores, remodeling the hotel, opening the first sportsbook in Louisiana, and establishing an extensive management training program for tribal and non-tribal team members.

Madigan also served as the Vice President of Strategic Execution and Business Development for Seneca Gaming, where he led vital initiatives involving operations and expansion. Earlier in his career, he spent two years as the Assistant General Manager for Mountaineer Casino, and a year as the President and General Manager for Casino Miami, a Silver Entertainment property.

To learn more about Mohegan Gaming & Entertainment, please visit: www.mohegangaming.com.

About Mohegan Gaming & Entertainment

Mohegan Gaming & Entertainment (MGE) is a master developer and operator of premier global integrated entertainment resorts, including Mohegan Sun in Uncasville, Connecticut, Inspire in Incheon, South Korea and Niagara Casinos in Niagara, Canada. MGE is owner, developer, and/or manager of integrated entertainment resorts throughout the United States, including Connecticut, New Jersey, Washington, Pennsylvania, as well as Northern Asia and Niagara Falls, Canada, and Las Vegas, Nevada. MGE is owner and operator of Connecticut Sun, a professional basketball team in the WNBA. For more information on MGE and our properties, visit www.mohegangaming.com.

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